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                                                          EXHIBIT 11, FORM 10-Q
                                               COMMISSION FILE NUMBER 000-26572

                                   NHP INCORPORATED
             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                            For the Three Months        For the Six Months
                               Ended June 30,              Ended June 30,
                        ---------------------------  --------------------------
                              1997           1996          1997          1996
                        ------------   ------------  ------------   -----------
NET INCOME (LOSS):
  Income (loss) from
   continuing
   operations           $      (912)   $     2,504   $     1,199   $     5,307
  Income from
   discontinued
   operations                   478            421           593           421
                        -----------    -----------   -----------   -----------
    Net income (loss)   $      (434)   $     2,925   $     1,792   $     5,728
                        ===========    ===========   ===========   ===========

ADJUSTMENTS TO COMMON
 SHARES OUTSTANDING:
  Average number of
   shares of common
   stock                 12,661,054     12,474,675    12,646,904    12,369,675
  Primary adjustment:
    Assume exercise
     of options
     (treasury stock
     method)                357,739        308,289       312,431       314,743
                        -----------    -----------   -----------   -----------
    Total average
     number of common
     shares and
     equivalents used
     for primary
     computation         13,018,793     12,782,964    12,959,335    12,684,418
                        ===========    ===========   ===========   ===========

  Average number of
   shares of common
   stock                 12,661,054     12,474,675    12,646,904    12,369,675
  Fully diluted
   adjustment:
    Assume exercise
     of options
     (treasury stock
     method)                361,456        394,382       367,813       391,010
                        -----------    -----------   -----------   -----------
   Total average
    number of common
    shares and
    equivalents used
    for fully diluted
    computation          13,022,510     12,869,057    13,014,717    12,760,685
                        ===========    ===========   ===========   ===========

INCOME (LOSS) PER
 COMMON SHARE:
Net income (loss) per
 common share -
 primary:
   Income (loss) from
    continuing
    operations          $      (.07)   $       .20   $       .09   $       .42
   Income from
    discontinued
    operations                  .04            .03           .05           .03
                        -----------    -----------   -----------   -----------
     Net income (loss)
      per common share
      - primary         $      (.03)   $       .23   $       .14   $       .45
                        ===========    ===========   ===========   ===========

Net income (loss) per
 common share - fully
 diluted:
   Income (loss) from
    continuing
    operations          $      (.07)   $       .20   $       .09   $       .42
  Income from
   discontinued
   operations                   .04            .03           .05           .03
                        -----------    -----------   -----------   -----------
    Net income (loss)
     per common share
     - fully diluted    $      (.03)   $       .23   $       .14   $       .45
                        ===========    ===========   ===========   ===========
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